Exhibit 99.1

170 S. Warner Road Wayne, Pa 19087 Telephone No.: (610) 995-1785
Fax No.: (610) 975-4365

Press Release
FOR IMMEDIATE RELEASE
Contact: Donna M. Coughey, CEO
Joseph T. Crowley, CFO
Telephone: 610-995-1700

WILLOW FINANCIAL BANCORP, INC. ANNOUNCES
FIRST QUARTER EARNINGS

Wayne, Pennsylvania – (November 1, 2006) Willow Financial Bancorp, Inc. (the “Company”) (Nasdaq/Global Select Market: WFBC), the holding company for Willow Financial Bank (the “Bank”), reported net income of $3.1 million for the quarter ended September 30, 2006, a 236% increase over net income of $926 thousand for the quarter ended September 30, 2005. Effective after the close of business on August 31, 2005, the Company completed the acquisition of Chester Valley Bancorp. Therefore, the quarter ending September 30, 2005 only reflects one month of the merger with Chester Valley.  Earnings per diluted share were $0.21 for the first quarter ended September 30, 2006, a 163% increase over $0.08 per diluted share in the quarter ended September 30, 2005.

The Company’s consolidated total assets were $1.6 billion at September 30, 2006, a decrease of $52.9 million compared to the consolidated total assets at September 30, 2005. Compared to June 30, 2006, consolidated total assets declined by $24.0 million or 1.5%.  The decline in total assets at September 30, 2006 compared to June 30, 2006 resulted primarily from a reduction of approximately $34.6 million in the loan portfolio, as the Company continued to experience repayments within the construction and commercial real estate loan portfolios. The loan pipeline remains strong at September 30, 2006 at $127.4 million, with approximately $37.3 million anticipated to fund in the quarter ending December 31, 2006. The decline in the loan portfolio in the current quarter was partially offset by an increase in interest-earning deposits held at other banks of approximately $11.4 million. Compared to June 30, 2006, the Company’s deposits at September 30, 2006 increased $10.2 million or 1.0%.  The increase occurred primarily in money market demand deposit accounts. The excess cash generated from the deposit growth and loan repayments in the current quarter were utilized to repay certain Federal Home Loan Bank advances of $37.1 million, reducing these borrowings as a percentage of assets from 17.9% at June 30, 2006 to 15.8% at September 30, 2006.

Donna M. Coughey, President and CEO of the Company, said: “The quarter contained a number of significant accomplishments. We completed the name change of the Company as well as the Bank. This has allowed us to develop a unified branding of our combined company. The branding launch kicked off on September 25, with fresh, new exterior and interior branding signage throughout our branch network, in addition to interior improvements to many of our offices.  In connection with the branding launch, we introduced a new, highly competitive business checking product, plus a remote deposit capture product for commercial clients to process deposit items from their place of business.   We enhanced our website and bill pay functionality and introduced a new look to our customer statements. Each of these initiatives make it easier for customers to conduct their business with us.”

“We also kicked off the First Team strategy, which provides our commercial clients with a unified private banking, commercial relationship and cash management team, a significant point of differentiation for us.   We are confident that our new products and services provide us with the strength and depth to deliver on each of our lines of business—commercial, business, wealth management and core retail.  With our recent hires, as well as the re-branding efforts, our Company is now positioned to grow in the attractive markets in which we operate,” Donna Coughey continued.

“While I was somewhat disappointed that we continued to experience higher repayments within the construction and commercial real estate loan portfolios, many of the repayments resulted from construction projects selling out faster than originally projected. The commercial real estate repayments were largely the result of conduit refinancings at long term fixed rates without recourse to the principals. We continue to believe that retention of these loans at those terms is not beneficial from both an asset/liability management and credit risk standpoint. Our recent hires in the lending and wealth management areas are beginning to provide results, as our loan pipeline at September 30, 2006 was strong at $127.4 million and our backlog of additional trust assets under management is in excess of $60 million. On a linked quarter basis, our deposits increased $10.2 million or a 4.0% annualized increase. However, competition and our existing customers moving to higher costing core deposits from checking accounts, continued to drive up the cost of core deposits. Deposit costs increased 37 basis points during the quarter. We believe the margin compression was abnormally large this quarter as the decline in the low cost demand deposit account balances is primarily the result of a decline in title company balances. The inverted yield curve continues to pose a challenge to not only us but to the industry as a whole,” states Ms. Coughey.

Chief Financial Officer, Joe Crowley, highlighted the following with respect to the Company’s results at and for the quarter ended September 30, 2006:

•                  Total assets declined approximately $24.0 million as compared to June 30, 2006 due principally to the decline in the loan portfolio as a result of the factors noted above;

•                  Loans receivable, net decreased by $34.6 million as compared to June 30, 2006. Construction loans declined $15.3 million and commercial real estate loans declined $18.5 million. Contributing to the decline in commercial real estate loans was the transfer of an approximate $2.0 million loan to real estate owned. This loan was a non-accrual loan at June 30, 2006. These were offset in part by an increase in consumer loans of $7.3 million, as sales training conducted at the end of the prior fiscal year, combined with well-positioned product advertising, are beginning to provide a lift in lending activities at the retail branch locations;

•                  Total deposits increased by approximately $10.2 million as compared to June 30, 2006. During the current quarter, money market accounts grew by $46.4 million and certificates of deposits increased by $4.1 million. Included in the growth in the money market accounts are approximately $21.1 million of deposits from the Company’s business segment, Philadelphia Corporation for Investment Services. Interest-bearing and non interest-bearing demand deposit and savings accounts declined by $26.3 million and $8.8 million, respectively, primarily as a result in the decline in title company account balances;

•                  We repaid $37.1 million of our Federal Home Loan Bank borrowings with proceeds generated from loan repayments and deposit growth;

•                  Net income for the quarter was $3.1 million or $0.21 per diluted share;

•                  Our net interest margin computed on a fully tax equivalent basis contracted to 3.49% from 3.72% for the quarter ended September 30, 2006 as compared to the quarter ended June 30, 2006. The contraction resulted primarily from competitive pricing pressures on deposits, and a reduction in the higher yielding construction and commercial loan portfolios. Additionally, two large commercial real estate loans that were placed on non-accrual at the end of the prior fiscal year, lowered the yield on loans by eight basis points;

•                  During the quarter ended September 30, 2006, we reversed approximately $100 thousand of the allowance for loan losses due primarily to a change in the mix of the loan portfolio and an improvement in the level of the known and inherent risks in the loan portfolio;

•                  During the quarter, we charged-off approximately $1.3 million of the balance of a commercial business loan for which the Company had previously established a reserve;

•                  Non-performing assets to total assets remained flat at September 30, 2006 at 1% as compared to June 30, 2006. Additionally, the allowance for loan losses to total loans less deferred fees was 1.46% at September 30, 2006 compared to 1.55% at June 30, 2006;

•                  Other income decreased by approximately $309 thousand on a linked quarter basis, due primarily to a decrease in loan fees and service charges of $304 thousand resulting from a reduction in prepayment fees on commercial real estate loan repayments;

•                  Operating expenses were relatively flat for the quarter ended September 30, 2006 as compared to the quarter ended June 30, 2006. Included in operating expenses in the quarter ended September 30, 2006 are $71 thousand in consulting costs associated with compliance procedures related to the Sarbanes-Oxley Act;

•                  During the quarter, we reversed $180 thousand of compensation expense recorded as of June 30, 2006 related to a Supplemental Executive Retirement Plan (“SERP”) for certain selected members of management. Based upon the recommendation of management, in order to reduce costs during the current economic environment, the Board of Directors approved the reversal of the fiscal 2006 accrual and to suspend any further SERP accruals at this time.

The Company will host a conference call on Wednesday, November 1, 2006 at 10:00 a.m. Eastern Time to discuss first quarter fiscal 2007 results, followed by a brief question and answer session. All interested parties are invited to listen to the conference call, which will be broadcast through a webcast on the Company’s website.  To access the call, please visit the Company’s website at www.willowfinancialbank.com and click on the Investor Relations link.

An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, November 1, 2007.

Participants may also participate by calling 973-321-1023 at 9:55 a.m. Eastern Time on November 1, 2006, and referencing ID #8046374.  A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, November 14, 2006.  The number to call for the taped replay is 973-341-3080 and the conference PIN is #8046374.

About Willow Financial Bancorp:

Willow Financial Bancorp, Inc. is the holding company for Willow Financial Bank, a federally chartered savings bank. Willow Financial Bank was founded in 1909 and operates 28 branch locations in Bustleton, Dresher, Hatboro, Holland, Huntingdon Valley, Maple Glen, North Wales, Rhawnhurst, Roslyn Valley, Somerton, Southampton, Warminster (two), Willow Grove, Downingtown, Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle, Coatesville, Avondale, Wayne and West Chester, Pennsylvania.

Additional information is available at: www.willowfinancialbank.com.

Forward Looking Statements

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to Willow Financial Bancorp, Inc. management’s intentions, plans, beliefs, expectations or opinions. Forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “could”, “may”, “likely”, “probably” or “possibly”. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Willow Financial Bancorp and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Actual results may differ materially from the anticipated results expressed in the forward-looking statements. Factors that may affect the Company’s future operations are discussed in the documents filed by Willow Financial Bancorp with the Securities and Exchange Commission (“SEC”) from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Additional factors that may cause the results referenced in forward-looking statements to differ from actual results include general economic conditions and the interest rate yield curve, changes in deposit flows, changes in credit quality and legislative and regulatory changes, among other things. Copies of these documents may be obtained from Willow Financial Bancorp upon request without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. Willow Financial Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands)

	Unaudited
	September 30,	June 30,
	2006	2006
Assets
Cash in banks	$27,306	$32,930
Interest-earning deposits	17,429	4,289
Total cash and cash equivalents	44,735	37,219
Investment securities – trading	1,012	902
Federal Home Loan Bank Stock	14,580	16,856
Investment securities available for sale	203,557	196,925
Investment securities held to maturity	101,455	105,561
Loans held for sale	3,829	2,635
Loans receivable	1,045,232	1,081,789
Deferred fees and other discounts	(651)	(1,170)
Allowance for loan losses	(15,300)	(16,737)
Loans receivable, net	1,029,281	1,063,882
Accrued interest receivable	6,505	6,647
Property and equipment, net	10,820	10,064
Bank owned life insurance	11,591	11,483
Real estate owned	2,003	51
Core deposit intangible, net	12,401	12,975
Goodwill	94,072	94,072
Other assets	16,857	17,463
Total Assets	$1,552,698	$1,576,735

Liabilities and Stockholders’ Equity
Liabilities:
Interest-bearing deposits	$870,441	$855,526
Non-interest bearing deposits	158,195	162,864
Securities sold under agreements to repurchase	20,000	20,000
Advance payments by borrowers for taxes and insurance	2,414	4,776
Federal Home Loan Bank advances	245,664	282,717
Trust preferred securities	36,101	36,149
Accrued interest payable	2,137	2,205
Other liabilities	10,366	9,425
Total Liabilities	1,345,318	1,373,662

Total Stockholders’ Equity	207,380	203,073
Total Liabilities and Stockholders’ Equity	$1,552,698	$1,576,735

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except for Per Share Amounts, Unaudited)

	Three Months Ended
	September 30,
	2006	2005
INTEREST INCOME:
Loans	$17,714	$11,749
Investments securities and interest-bearing deposits	4,197	3,823
Total interest income	21,911	15,572
INTEREST EXPENSE:
Deposits	6,425	3,375
Securities sold under agreements to repurchase	255	—
Borrowings	3,008	2,980
Total interest expense	9,688	6,355
NET INTEREST INCOME	12,223	9,217
Provision for loan losses	(100)	513
Net interest income after provision for loan losses	12,323	8,704
OTHER INCOME:
Investment services income, net	748	349
Service charges and fees	1,443	827
Gain (loss) on sale of:
Loans	153	114
Available for sale securities	—	(1,021)
Other	228	94
Total other income	2,572	363
OPERATING EXPENSES:
Salaries and employee benefits	5,516	4,410
Occupancy & equipment	1,908	909
Data processing	349	335
Advertising	394	153
Deposit insurance premiums	30	25
Amortization of intangible assets	575	178
Professional fees	532	709
Other	1,011	1,123
Total operating expenses	10,315	7,842
Income before income taxes	4,580	1,225
Income tax expense	1,466	299
NET INCOME	$3,114	$926
EARNINGS PER SHARE
Basic	$0.22	$0.08
Diluted	$0.21	$0.08
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	14,286,688	10,659,590
Diluted	14,580,793	10,960,192

WILLOW FINANCIAL BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in Thousands, Unaudited)

	For the Three Months Ended
	September 30, 2006			September 30, 2005
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Total loans	$1,063,481	$17,834	6.56%	$747,200	$11,801	6.32%
Investment securities	328,006	4,266	5.09%	355,217	4,197	4.73%
Total interest-earning assets	1,391,487	22,100	6.21%	1,102,417	15,998	5.80%

Total deposits	1,021,769	6,425	2.49%	743,931	3,375	1.80%
Total borrowings	313,433	3,263	4.13%	283,799	2,980	4.17%
Total interest-bearing liabilities	1,335,202	9,688	2.88%	1,027,730	6,355	2.47%
Net interest income / net interest spread		$12,412	3.34%		$9,643	3.33%
Net interest margin			3.49%			3.50%
Ratio of average interest-earning assets to average interest-bearing liabilities			104%			107%
Tax equivalent adjustments		$189			$426

	Three-months Ended
	September 30,
	2006		2005
Average interest rate spread	3.34%		3.33%
Net yield on average interest-earning assets	3.49%		3.50%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.04	x	1.07	x
Non-performing assets to total assets	1.0%		1.0%
Return on average equity	6.05%		2.66%
Number of full-service offices at end of period	28		28

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt loans and securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.